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                                                                     EXHIBIT 4.3


                                  AKSYS, LTD.
                          EMPLOYEE STOCK PURCHASE PLAN


                                   SECTION I

                                    PURPOSE

1.1 Purpose. The purpose of the Aksys, Ltd. Employee Stock Purchase Plan (the "Plan") is to enable and encourage employees of the Company to acquire an ownership interest in the Company through the purchase of Common Stock of the Company, thereby permitting such employees to share in the growth in value of the Company. The Company believes that it is in its best interests for employees to have greater proprietary interests in the Company, since the Company believes such interests strengthen the incentives to increase stock value and promote greater interest in the success of the Company. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

1.2 Effectiveness of the Plan. The Plan will be effective upon the consummation of the Initial Public Offering. The Plan will remain in effect until such time as it is terminated by the Board of the Company in accordance with the terms of Section IX hereof.

                                   SECTION II

                                  DEFINITIONS

     Unless the context indicates otherwise, the following terms have the meanings set forth below.

2.1    "Board" means the Board of Directors of the Company.

2.2    "Cash Account" shall have the meaning set forth in Section 5.5.

2.3    "Code" means the Internal Revenue Code of 1986, as amended.

2.4    "Committee" means the Compensation Committee of the Board.

2.5 "Common Stock" means the shares of Common Stock, $0.01 par value per share, of the Company, or any other class of capital shares which the Company may authorize and issue
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       from time to time, and as may be made subject to this Plan in the sole discretion of the Board.

2.6 "Company" means collectively Aksys, Ltd., any successor entity in a merger or consolidation and any subsidiary corporation, as defined in
       Section 424(f) of the Code, which elects to participate in the Plan with the approval of the Board.

2.7 "Compensation" means a Participant's total cash compensation, including base pay, overtime pay, commissions and cash bonuses paid during the Plan Period through the Company's payroll system.

2.8 "Discount to Market" means a percentage discount to the Fair Market Value of the Plan Shares for purposes of calculating the Purchase Price pursuant to Section 5.4 hereof which the Committee may authorize in its sole discretion from time to time. The Discount To Market shall not exceed 15% and shall be 15% unless and until subsequently reduced by the Committee.

2.9 "Fair Market Value" as of a certain date shall equal the average of the high and low trading prices of the Common Stock on the principal securities exchange on which shares of Common Stock are then listed (or, if such date is not a trading day on such exchange, the last trading day immediately preceding such date), unless otherwise determined by the Committee in its sole discretion. In making such other fair market value determination, the Committee may use any of the reasonable valuation methods defined in Treasury Regulation Section 1.421-7(e)(2).

2.10 "Initial Public Offering" means initial public offering of the shares of Common Stock of the Company registered under the Securities Act of 1933, as amended.

2.11 "Participant" means an employee of the Company who elects to participate in the Plan in accordance with the provisions of the Plan. All Participants shall have the same rights and privileges except as otherwise permitted by Section 423 of the Code and the Plan.

2.12   "Plan Period" shall have the meaning set forth in Section 5.1.

2.13   "Plan Shares" shall have the meaning set forth in Section 4.1.

2.14   "Purchase Date" shall have the meaning set forth in Section 5.4.

2.15   "Purchase Price" shall have the meaning set forth in Section 5.4.

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                                  SECTION III

                           ADMINISTRATION OF THE PLAN

3.1 Authority of the Committee. The Plan shall be administered by the Committee. The Committee is authorized by the Board to administer and control the operation of the Plan and shall have the power, among other things, to: (a) subject to Section 5.2 and Section VII hereof, determine eligibility for participation in the Plan, (b) subject to Section V hereof, prescribe the terms and conditions under which Plan Shares may be purchased under the Plan, (c) interpret the Plan and adopt, amend and rescind rules and regulations for the administration and application of the Plan and (d) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate its duties in order to facilitate the purchase and transfer of Plan Shares and to provide for the day-to-day administration of the Plan. The Committee shall control the general administration of the Plan with all powers necessary to enable it to carry out such duties.

3.2 Decisions Binding. All determinations and decisions made by the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

                                   SECTION IV

                         SHARES ISSUABLE UNDER THE PLAN

4.1 Shares Subject to Plan. The Company shall reserve 200,000 shares of Common Stock (the "Plan Shares") for issuance to and purchase by Participants, subject to adjustment pursuant to Section 4.2 hereof. Plan Shares may be Common Stock now or hereafter authorized but unissued, Common Stock already authorized, issued and owned or purchased by the

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       Company or any combination thereof. If and to the extent that any right to purchase Plan Shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, Plan Shares that have been allocated to such Participant under the Plan shall again become available for allocation to Participants as provided herein.

4.2 Change in Capitalization. In the event of a change in the capitalization of the Company due to a share split, share dividend, recapitalization, merger, consolidation, combination or similar event, the aggregate number of Plan Shares and the terms of any existing offering shall be adjusted by the Committee to reflect such change.

                                   SECTION V

                        PARTICIPATION AND PLAN OPERATION

5.1 Plan Period. The Plan shall operate on a calendar year basis, with each Plan Period beginning on January 1 of each year and ending on December 31 of such year; provided that the first Plan Period shall begin on May 22, 1996 and shall end on December 31, 1996.

5.2 Eligible Employees. Subject to Section VII and other than employees whose customary employment is for not more than 5 months in any calendar year or whose customary employment is 20 hours or less per week, each employee of the Company shall be eligible to participate in the Plan.

5.3    Enrollment in the Plan.

       (a) An employee may elect to participate in a Plan Period by filing with the office or offices designated by the Committee an enrollment form authorizing payroll deductions.

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       (b)  Each Participant shall designate on the enrollment form the percentage of Compensation which he or she elects to have withheld for the purchase of Plan Shares, which percentage shall be either 2%, 5%, 10%, 15% or 20%.

       (c) Payroll deductions shall commence on the first payday on or following the first day of the applicable Plan Period or as soon thereafter as is practicable and shall continue to the end of such Plan Period, subject to contribution changes permitted under the Plan.

       (d) In addition to changes made before initial enrollment for a Plan Period, a Participant may make the following changes during a Plan Period in his or her Plan participation in accordance with rules and procedures prescribed by the Committee from time to time, provided that changes shall be limited to one change during each Plan Period:

            (i)   re-enroll in the Plan if not currently enrolled;

            (ii)  increase the rate of Plan contributions; and

            (iii) decrease the rate of Plan contributions.

       (e) A Participant may cease Plan contributions at any time during a Plan Period in accordance with rules and procedures prescribed by the Committee from time to time.

       (f) A Participant may increase or decrease the rate of payroll deduction for any subsequent Plan Period by filing, at the appropriate office, a new authorization for payroll deductions not less than ten business days prior to the first day for such subsequent Plan Period.

       (g) A Participant shall automatically participate in each successive Plan Period until the time of such Participant's withdrawal from the Plan. A Participant shall not be

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            required to file any additional enrollment forms for any such successive Plan Period in order to continue participation in the Plan.

       (h) By enrolling in the Plan, a Participant shall be deemed to elect to purchase the maximum number of Plan Shares (including the right to fractional shares) that can be purchased with the amount in such Participant's Cash Account as of the Purchase Date; provided, however, that in addition to the limitations on Common Stock ownership and other limitations set forth herein, the maximum number of Plan Shares which may be purchased by a Participant during the Plan Period shall equal a number of shares determined by (a) dividing 20% of the total cash compensation estimated to be earned by a Participant (through the Company's payroll system) in such Plan Period by (b) the Fair Market Value of the Common Stock less the Discount To Market as of the first day of such Plan Period; provided, further, that the Committee may in its discretion adjust such formula or otherwise set a maximum number of Plan Shares that may be purchased by Participants.

5.4 Purchase Price. Unless otherwise specified by the Committee with respect to a certain Plan Period, the purchase price for each Plan Share to be purchased under the Plan in respect of each Plan Period (the "Purchase Price") shall be the lesser of (i) the Fair Market Value of the Common Stock less the Discount To Market as of the first day of such Plan Period and (ii) the Fair Market Value of the Common Stock less the Discount To Market as of the last day of such Plan Period (the "Purchase Date").

5.5    Purchase of Plan Shares and Plan Account Administration.

       (a) The Company will maintain a cash account ("Cash Account") and a share account ("Share Account") in the name of and for the benefit of each Participant for bookkeeping purposes only. On each payday the amount deducted from each Participant's Compensation will be credited to such Participant's Cash Account.

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       (b)  As of the Purchase Date with respect to each Plan Period, the number of Plan Shares purchased by a Participant during a Plan Period will be determined by converting a Participant's Cash Account balance at each Purchase Date into Plan Shares, based upon the Purchase Price for the Plan Period, subject to the annual limitation set by the Committee on the number of Plan Shares that may be purchased by any Participant, the limitations set forth in Section VII hereof and the limitation on the aggregate number of shares of Common Stock subject to the Plan set forth in Section 4.1 hereof. In the event purchases by Participants at a particular Purchase Date would exceed the aggregate amount of Plan Shares, pro rata allocations will be made among Participants based on the outstanding amount in each Participant's Cash Account.

       (c) As soon as practicable after the Purchase Date, the Committee will allocate full Plan Shares and fractional Plan Shares to the Share Accounts of Participants. Cash Accounts will be charged with the cost to Participants of the respective Plan Shares so allocated. If a Participant's Cash Account has a positive balance at the end of the Plan Period after being reduced by the total purchase price for the Plan Shares issued to such Participant (which could occur as a result of the purchase limitations contained in this Plan), such Participant shall receive the balance in cash.

       (d) Cash dividends attributable to Plan Shares allocated to a Participant's Share Account as of the record date for which such cash dividend is declared will be credited to a Participant's Cash Account as of the dividend payment date and applied to Plan Share purchases and allocations on the next Purchase Date. Share dividends or share splits attributable to Plan Shares allocated to a Participant's Share Account as of the record date for which such dividend or split is declared will be credited to a Participant's Share Account as of the effective date of such split. All other distributions attributable to Plan Shares allocated to a Participant's Share Account will be distributed to such Participant pro rata in a manner to be determined by the

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            Committee, consistent with the terms hereof (provided that such manner treats all holders of Plan Shares equally with respect to such distribution).

       (e) The Plan Shares (including fractional shares) purchased on behalf of a Participant shall initially be registered in the name of a nominee selected by or on behalf of the Company (the "Nominee"). All rights accruing to an owner of record of such Plan Shares, including, without limitation, the rights set forth in Section 5.5(d) above, shall belong to the Participant for whose account such Plan Shares are held; provided, that no person shall have any right to sell, assign, mortgage, pledge, hypothecate or otherwise encumber any of the Plan Shares while such shares are allocated to a Participant's Share Account.

       (f) Notwithstanding the foregoing, a Participant may elect, as of the first day of any calendar quarter, to have some or all of the non-fractional Plan Shares held in the Share Account of such Participant (and registered in the name of the Nominee) registered in the name of such Participant or a nominee of such Participant by giving written notification of such election to the Company or the Nominee, specifying the number of full shares to be registered in the name of such Participant or a nominee of such Participant. In addition, a Participant may request once during any Plan Period (other than in connection with the above described calendar quarter election) to have some or all of the non-fractional Plan Shares held in the Share Account of such Participant (and registered in the name of the Nominee) registered in the name of such Participant or a nominee of such Participant by giving written notification of such election to the Company or the Nominee, specifying the number of full shares to be registered in the name of such Participant or a nominee of such Participant. In each such case, the number of full shares of Common Stock held by the Nominee on behalf of such Participant and so specified in the Participant's notice shall be transferred to and registered in the name of such Participant or a nominee of such Participant as soon as administratively practicable. Cash shall be paid to a

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            Participant in lieu of issuing a fractional share if all shares in a
            Participant's Share Account are elected to be registered in the name of the Participant or a nominee of the Participant.

       (g) Upon termination of employment for any reason, the Plan Shares held by the Nominee on behalf of such Participant shall be transferred to and registered in the name of such Participant or a nominee of such Participant as soon as administratively practicable. Any fractional shares remaining shall be paid in cash.

5.6 Impact of Cessation of Contributions. In the event that a Participant elects to cease elected contributions during a Plan Period (and while an employee of the Company) all remaining contributions credited to the Participant's Cash Account during the Plan Period and not yet used to purchase Plan Shares will be applied toward the purchase of shares at the next Purchase Date. However, a Participant may elect to receive payment of the Cash Account balance in cash, without interest payment, by delivering written notice of such election to the Company. Such cash payment will be made as soon as administratively practical following this election.

5.7 Termination of Employment. In the event of termination of employment for any reason, (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant (or the estate, beneficiary or legal representative of the Participant) and (ii) the cash in such Participant's Cash Account will be distributed to the Participant (or the estate, beneficiary or legal representative of the Participant) with no interest payment as soon as administratively possible.

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                                   SECTION VI

                            RIGHTS NOT TRANSFERABLE

     The rights and interests of any Participant in the Plan shall not be transferable other than by will or the applicable laws of descent and distribution. Any right to purchase Plan Shares shall be exercisable only during the lifetime of such Participant, and then only by such Participant.


                                 SECTION VII

                         LIMITATIONS ON SHARE OWNERSHIP

7.1 Voting Power or Value Limitation. Notwithstanding any provision herein to the contrary, no Participant shall have a right to purchase Plan Shares if such Participant would, immediately after electing to purchase such shares, own Common Stock possessing 5% or more of the total combined voting power or value of all classes of capital shares of the Company or of any of its Subsidiaries, as defined by Section 424(f) of the Code. For purposes of this Section, ownership of Common Stock shall be determined by the attribution rules of Section 424(d) of the Code and Participants shall be considered to own any Common Stock which they have a right to purchase under the Plan or under any outstanding options.

7.2 Calendar Year Purchase Limitation. No Participant may purchase in excess of $25,000 of Fair Market Value of Plan Shares (determined at the time or times such rights are granted) for each calendar year for which such rights are outstanding at any time.

                                  SECTION VIII

                            MISCELLANEOUS PROVISIONS

8.1 Continued Employment. Nothing in the Plan shall be construed to give any Participant the right to be retained in the employ of the Company or a Subsidiary or to affect the right of the

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       Company or any Subsidiary or a Participant to terminate such employment at any time with or without cause.

8.2 Rights as Stockholder. A Participant shall have no rights, including voting rights, as a stockholder with respect to any Plan Shares which he or she may have a right to purchase under the Plan until the date such shares are registered in the name of such Participant or a nominee of such Participant or in the name of the Nominee on behalf of such Participant.

8.3 Rights to Purchase Shares. Each right to purchase Plan Shares under the Plan shall be subject to the requirement that if at any time the Committee shall determine that the listing, registration or qualification of such right to purchase or the Plan Shares subject thereto upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, such right to purchase or the issue of Plan Shares pursuant thereto, then, anything in the Plan to the contrary notwithstanding, no such right to purchase may be exercised in whole or in part, and no Plan Shares shall be issued, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free from any conditions not reasonably acceptable to the Committee. The Committee is authorized upon the advice of counsel to make such amendments to the Plan as may be necessary or desirable to facilitate obtaining an effective registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering Plan Shares issued pursuant hereto.

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                                   SECTION IX

                      AMENDMENT OR TERMINATION OF THE PLAN

9.1 Amendment. The Board may, at any time and from time to time, amend, modify or suspend the Plan, but no such amendment, modification or suspension without the approval of the shareholders shall:

       (a) increase the maximum number (determined as provided in the Plan) of Plan Shares, other than as provided in Section 4.2 hereof;

       (b) permit the issuance of any Plan Shares at a Purchase Price less than that provided in the Plan as approved by the shareholders; or

       (c) cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

9.2 Termination. This Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. No termination of the Plan shall materially alter or impair the right of any Participant to receive the amounts in his or her Cash Account and Share Account without his or her consent. In the event of a termination of the Plan, (i) the Plan Shares contained in a Participant's Share Account will automatically be distributed to the Participant and (ii) the cash in such Participant's Cash Account will automatically be distributed to the Participant with no interest payment. All other distributions to Participants or actions necessitated by such termination shall be allocated among all Participants, pro rata according to the amounts in their Cash Accounts and Share Accounts, in a manner to be determined by the Committee, consistent with the terms hereof, provided such manner treats all Participants equally with respect to such distribution.

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